Exhibit 10.23

January 11, 2011

Barry Heneghan

[address]

Dear Barry:

On behalf of The First Marblehead Corporation (the “Company”), I am very pleased to offer you employment with the Company. The purpose of this offer letter is to summarize the terms of your employment with the Company, should you accept our offer.

1. Employment. You will be employed, effective January 1, 2011, to serve on a full-time basis in the position of Managing Director, reporting to the Chief Executive Officer of the Company, Daniel Meyers. As a Managing Director, you will be responsible for such business development, product development and other duties as may from time to time be assigned to you by the Company.

2. Exclusivity.

a) In return for the compensation payments set forth in this offer letter, you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities without prior approval from the Company.

b) The Company acknowledges and agrees that Think NY, LLC (d/b/a Think Financial) (“Think Financial”) may continue its corporate existence, and this offer letter constitutes the prior approval of the Company of any business activities relating directly or indirectly to the wind-down of the operations of Think Financial (the “Permitted Activities”). The Company further acknowledges and agrees that the Permitted Activities will not constitute a breach of Section 4(a) of the Non-competition Agreement (as defined below).

c) You agree that Think Financial will not, directly or indirectly, conduct any business activities other than the Permitted Activities. You further agree that (i) Think Financial will not conduct any business activities after the date hereof that are competitive with any business activities of the Company or any subsidiary or parent of the Company and (ii) any such business activities will constitute a “Competitive Action” as defined in, and for purposes of, any restricted stock unit agreement between the Company and you (each, an “RSU Agreement”).

3. Compensation. Your annualized base rate of compensation will be $360,000 less all applicable federal, state and local taxes and withholdings, to be paid in semi-monthly installments in accordance with the Company’s standard payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

4. Bonus. In addition to your base compensation, you may be eligible for an annual discretionary bonus award. The bonus award, if any, will be based on both individual and the Company’s performance, and shall be determined by the Company in its sole discretion. You must be an active employee of the Company on the date that the discretionary bonus is distributed in order to be eligible for such bonus because it also serves as an incentive to remain employed by the Company. Any discretionary cash bonus will be paid to you no later than March 15th of the calendar year following the calendar year in which such cash bonus was earned.

5. Benefits. You shall be eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. Such benefits may include participation in group medical and dental insurance programs, term life insurance, long-term disability insurance, paid time off and participation in a 401(k) plan. The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice. Enclosed is a benefits summary.

6. At-Will Employment. If you accept the Company’s offer of employment, your employment with the Company will be on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Managing Director of Human Resources which expressly states the intention to modify the at-will nature of your employment.

7. Severance Benefits.

a) In the event that your employment is terminated by the Company for a reason other than “Cause” (as defined in paragraph 7(c) below), subject to the execution and non-revocation (if applicable) by you of a separation agreement, including a waiver and release, in a form prepared by and acceptable to the Company

(the “Separation Agreement”) within 60 days following your termination, the Company will provide you severance benefits (the “Severance Benefits”) in the form of (i) continuation of your base salary at the then-current annualized rate, in accordance with the Company’s normal payroll procedures, less all applicable federal and state taxes, during the six-month period commencing on the Payment Start Date (as defined below) (the “Severance Period”) and (ii) payment on your behalf during the Severance Period of the share of premiums then paid by the Company for group medical insurance for active and similarly situated employees who receive the same type of coverage, provided that you are eligible for, and you make a valid election to continue, group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. §1161 et seq. and pay any remaining premium amount required for such COBRA coverage.

b) The Severance Benefits will begin on the first payroll period after the Separation Agreement becomes binding; provided that if the 60th day following your termination date occurs in the calendar year following your termination, then the Severance Benefits will commence no earlier than the first payroll period that is after January 1 of such subsequent calendar year (the “Payment Start Date”).

c) For purposes of this paragraph 7, “Cause” shall mean, as determined by the Company in its sole discretion, (i) breach by you of this offer letter, the Consulting Agreement (as defined below), the Non-competition Agreement or the confidentiality agreement, effective as of August 18, 2008, between the Company and you, or (ii) unsatisfactory job performance, willful misconduct, fraud, gross negligence, disobedience or dishonesty.

d) The payment of any Severance Benefits shall be subject to the terms and conditions set forth in Appendix A attached hereto.

e) You acknowledge that (i) the Company’s obligations under this paragraph 7 may be subject to regulatory review and approval and (ii) the provisions of this paragraph 7 shall not be binding on the Company unless and until all required regulatory approvals have been received.

8. Invention, Non-Disclosure, Non-Solicitation and Non-Compete Agreement. As a condition of your employment, you will be required to execute an Invention, Non-Disclosure, Non-Solicitation and Non-Compete Agreement, a copy of which is enclosed with this offer letter (the “Non-competition Agreement”).

9. Proof of Legal Right to Work. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

10. Background and Reference Checks. The Company’s offer of at-will employment is contingent upon your authorization and successful completion of background and reference checks. You will be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

11. Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

12. Consulting Agreement; Restricted Stock Units.

a) The Consulting Agreement dated as of October 29, 2008 between the Company and you (as amended through the date hereof, the “Consulting Agreement”) shall be terminated effective as of December 31, 2010. You acknowledge and agree that such termination does not (i) constitute an “Early Termination” pursuant to Section 1.1(b) of the Consulting Agreement; (ii) entitle you to receive now or in the future any monies or benefits under the Consulting Agreement; or (iii) constitute a waiver, or otherwise affect the survival, of any of the Company’s rights under the Consulting Agreement, which rights are reserved hereby.

b) You acknowledge and agree that the termination of the Consulting Agreement does not entitle you to any acceleration of vesting of any restricted stock units of the Company (“RSUs”) held by you. The Company acknowledges and agrees that any unvested RSUs held by you shall continue to vest in accordance with the terms of any RSU Agreement.

13. Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter. Please note that this offer letter is your formal offer of employment and, except as otherwise set forth herein, supersedes any and all prior or simultaneous contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this offer letter or your employment with the Company. The invalidity or unenforceability of any provision of this offer letter shall not affect the validity or enforceability of any other provision of this offer letter, and each other provision of this offer letter shall be severable and enforceable to the extent permitted by law. The resolution of any dispute(s) under this offer letter will be governed by Massachusetts law. Any such dispute(s) shall be litigated exclusively in a court of competent jurisdiction in the Commonwealth of Massachusetts. Both you and the Company expressly waive the right to a trial by jury.

If this offer letter correctly sets forth the initial terms under which you will be employed by the Company, please sign the enclosed duplicate of this offer letter in the space provided below along with the enclosed forms, and return them to me in the enclosed envelope. If you do not accept this offer by January 7, 2011, this offer will be deemed automatically revoked.

Very truly yours,

  /s/ Jo-Ann Burnham

Jo-Ann Burnham

Managing Director, Human Resources

The foregoing correctly sets forth the terms of my at-will employment by The First Marblehead Corporation

/s/ Barry Heneghan	Date: January 1, 2011
Barry Heneghan

Appendix A

Compliance with Section 409A

Subject to the provisions in this Appendix A, any severance payments or benefits under your offer letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under your offer letter.

1. It is intended that each installment of the severance payments and benefits provided under your offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

2. If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in your offer letter.

3. If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

a. Each installment of the severance payments and benefits due under your offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

b. Each installment of the severance payments and benefits due under your offer letter that is not described in paragraph 3(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

4. The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph 4, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

Appendix A

5. All reimbursements and in-kind benefits provided under your offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in your offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

6. Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments and benefits provided in your offer letter that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.